UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 27, 2006

Neoware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21240	23-2705700

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania	19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

     On October 27, 2006, to reflect the increase in the workload and responsibilities of directors and to attract qualified directors, the Board of Directors, upon recommendation of the Compensation and Stock Option Committee, approved the following changes effective as of January 1, 2007 with respect to the cash compensation of non-employee directors: (1) each non-employee member of the Board will receive an annual fee of $16,000 for services as a member of the Board, paid quarterly; (2) each non-employee director will receive $1,500 per Board meeting attended in person, $750 for each Board meeting attended telephonically and $500 for each committee meeting attended either in person or telephonically; (3) the chairman of the Audit Committee will receive an annual fee of $16,000, the chairman of the Compensation and Stock Option Committee will receive an annual fee of $6,000 and the chairman of the Governance and Nominating Committee will receive an annual fee of $2,000, for his services during the 2007 fiscal year as chairman, paid quarterly; and (4) the independent lead director will receive an annual fee of $10,000, paid quarterly.

     Previously, during the 2006 fiscal year, all non-employee members of the Board received an annual fee of $7,500 for services as a member of the Board, $1,500 for each regular or special Board meeting attended in person, $750 for each such meeting attended by telephone and $500 for each committee meeting attended. The chairman of the Audit Committee received an annual fee of $5,000, the chairmen of the Compensation and Stock Option Committee and the Governance and Nominating Committee each received an annual fee of $1,500, for their services during the 2006 fiscal year as chairmen in addition to the applicable meeting fees and the independent lead director earned an annual fee of $10,000.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits. The following document is filed as an exhibit to this report.

10.1      Summary of Cash Compensation Policy for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

NEOWARE, INC.

Dated: November 2, 2006	By: /S/ Eric N. Rubino
Eric N. Rubino
Chief Operating Officer